UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2014

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 250, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On October 8, 2014 the Agreement and Plan of Merger among QLT Inc. (“QLT” or the “Company”), Auxilium Pharmaceuticals, Inc. (“Auxilium”), QLT Holding Corp., and QLT Acquisition Corp. (“AcquireCo”) dated June 25, 2014 (the “Merger Agreement”) terminated after Auxilium delivered to QLT a notice of termination of the Merger Agreement. The Merger Agreement had provided for a business combination whereby AcquireCo would be merged with and into Auxilium (the “Merger”). On the date of the closing of the Merger, Auxilium would have become an indirect wholly owned subsidiary of QLT.

Auxilium terminated the Merger Agreement in accordance with its terms by providing notice to QLT that Auxilium’s board of directors had reviewed an offer from Endo International plc to acquire all of the issued and outstanding shares of Auxilium (the “Endo Proposal”) and, after consulting with its financial advisors and outside legal counsel, determined that the Endo Proposal was a superior proposal under the terms of the Merger Agreement.

Under the terms of the Merger Agreement, Auxilium has agreed to pay QLT a termination fee in the amount of US$28.4 million.

The foregoing description of the terms of the Merger Agreement is not complete and is qualified in its entirety by the terms and conditions of the full text of the Merger Agreement, which was filed as an exhibit to QLT’s Current Report on Form 8-K filed on June 26, 2014, and which is incorporated herein by reference.

Item 8.01. Other Events.

On October 9, 2014, QLT issued a press release announcing the termination of the Merger Agreement. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description

99.1	Press Release dated October 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Sukhi Jagpal
Name:	Sukhi Jagpal
Title:	Chief Financial Officer

Date: October 9, 2014